                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
            Securities Exchange Act of 1934 (Amendment No. ________)

Filed by the Registrant / /
Filed by a Party other than the Registrant /X/

Check the appropriate box:

/X/  Preliminary Proxy Statement

/ /  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

/ / Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))


                            SIMPSON INDUSTRIES, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                           MMI INVESTMENTS II-A, L.P.
                ------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

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                                  NOT APPLICABLE
               -------------------------------------------------------

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                                  NOT APPLICABLE
               --------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined)

                                  NOT APPLICABLE
               -------------------------------------------------------

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/ /  Fee paid previously with preliminary materials


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     previously. Identify the previous filing by registration statement number,
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

                              PRELIMINARY COPY

                       SUBJECT TO COMPLETION--DECEMBER 1, 1999


                       2000 ANNUAL MEETING OF SHAREHOLDERS

                                       OF

                            SIMPSON INDUSTRIES, INC.

                                 ---------------

                           PRELIMINARY PROXY STATEMENT

                                       OF

                           MMI INVESTMENTS II-A, L.P.

                              --------------------


         MMI Investments II-A, L.P. ("MMI Investments" or "we") is furnishing this Preliminary Proxy Statement (this "Proxy Statement") in connection with the solicitation of proxies from the holders of shares of common stock, $1.00 par value per share (the "Common Stock"), of Simpson Industries, Inc., a Michigan corporation ("Simpson" or the "Company"), for use at the 2000 Annual Meeting of Shareholders of Simpson, and at any adjournments or postponements thereof (the "2000 Annual Meeting").

         We propose to present, for consideration by Simpson's shareholders at the 2000 Annual Meeting, a resolution requesting that the Board of Directors of Simpson (the "Board") seek the sale of Simpson to a third party through a competitive auction process to be conducted by a recognized investment banking firm (the "Shareholder Value Proposal"). We believe it is imperative that Simpson's shareholders be permitted to consider the Shareholder Value Proposal at this time for three principal reasons.

         SIMPSON'S STOCK HAS CHRONICALLY UNDER-PERFORMED. We believe the chronic long-term under-performance of Simpson's stock has been severely detrimental to many Simpson shareholders. During the longest bull market of the century, Simpson has delivered NEGATIVE returns on shareholders' investments. The market price of Simpson's Common Stock on November 30, 1999 (the business day prior to the first filing of this Proxy Statement with the Securities and Exchange Commission (the "SEC")) closed at $10.53, a 32.8% decline from its peak within the last six years, $15.67 in early 1994. During the same period, the S&P 500 increased more than 196%. Had Simpson matched the return of the S&P 500 over that same period, Simpson's shares would be worth over $46 per share today. Instead, an investment in Simpson made six years ago is worth significantly less today.

         SIMPSON'S FUTURE PROSPECTS ARE LACKLUSTER. A supplier with the market position and narrow product lines of Simpson cannot, in our opinion, compete effectively given the rapidly changing and highly-competitive marketplace for vehicle parts suppliers. We believe that this inability to compete will severely limit Simpson's prospects for maximizing value for its shareholders. We believe that smaller producers are unlikely to be the preferred partners of the automotive manufacturers, because manufacturers are increasingly looking for suppliers capable of testing and developing larger and more complex subassemblies. Consider for yourself Simpson's own admission in its 1998 Annual Report that "modular design and assembly represent one specific product direction taken by the international automotive industry." Suppliers with the capabilities to develop those subassemblies will be more readily positioned to establish long-term supply relationships with manufacturers. Smaller companies like Simpson, however, are generally not able to produce such assemblies economically as they do not have the means to make the significant tooling and project start-up investments needed to produce the ancillary products necessary for a modular subassembly. Smaller producers in the auto parts industry are increasingly squeezed by their customers, the automobile manufacturers, who bring severe pressure to bear on pricing and margins. As a result of these trends, we believe the industry will increasingly come to be dominated by larger companies with broader product lines, greater financial resources and significant economies of scale.

         SIMPSON HAS FAILED TO GROW THROUGH STRATEGIC ACQUISITIONS. The Company has not, in our opinion, articulated or pursued a viable growth strategy through strategic acquisition. With the aforementioned pressing need for significant growth and economies of scale, we believe a small company like Simpson in the automotive parts industry cannot hope to thrive purely on internal growth. A major firm's investment analyst that covers the automotive parts industry has reported that "companies in which internal growth is supplemented by acquisitions have historically been better investments than those focused on internal growth alone." We believe the acquisitions made by Simpson in the past few years have been too few, too small and too infrequent. Due to the conservatism of Simpson's management in this area, the absence of a significant track record as an acquiror, and its lack of an acquisition currency in the form of an attractive stock or significant cash access through leverage, we believe that it is unlikely that Simpson will develop a realistic growth strategy any time soon. If Simpson does not choose to be an active acquiror, as it has not thus far, then the Board should seriously consider the obvious alternative demanded by the changing global marketplace; namely, the sale of Simpson to a third party willing to play that role.

         WE BELIEVE THAT SIMPSON HAS NO PLAN TO ADDRESS ANY OF THE ISSUES DESCRIBED ABOVE.

         Because of the importance of these matters to all Simpson shareholders, we requested that Simpson include our Shareholder Value Proposal in its proxy statement for the 2000 Annual Meeting. We even stated our willingness to pay the extra printing and mailing costs associated with the inclusion of the brief additional materials we requested in Simpson's proxy statement. Simpson has refused our request. However, because we believe that we and our fellow shareholders, not management, should ultimately determine whether important matters are considered by shareholders, we have decided to present independently the Shareholder Value Proposal through this Proxy Statement and other communications with our fellow shareholders.

         We intend to communicate directly with shareholders of Simpson concerning the Shareholder Value Proposal and Simpson's response thereto, through meetings in person and/or by telephone. Furthermore, all Simpson shareholders are encouraged to make their views known to Simpson's management and the Board. We intend to deliver a Proxy Statement and form of proxy to holders of at least the percentage of the shares of Common Stock required under applicable law to carry the proposal. We intend to request a shareholder list from Simpson under applicable Michigan law to facilitate such communications. In addition to soliciting proxies for the 2000 Annual Meeting in support for our Shareholder Value Proposal, we reserve the right to solicit proxies with respect to other proposals concerning Simpson, INCLUDING A PROPOSAL TO ELECT TO THE BOARD OF DIRECTORS OF SIMPSON ONE OR MORE INDIVIDUALS NOT CURRENTLY ON THE BOARD OR TO REQUEST REDEMPTION OF SIMPSON'S "POISON PILL"

SHAREHOLDER RIGHTS PLAN, WHICH WE BELIEVE DISCOURAGES POTENTIAL ACQUIRORS OF THE COMPANY AND IS NOT IN THE BEST INTERESTS OF SIMPSON SHAREHOLDERS.

         NO PROXY CARD FOR USE AT THE 2000 ANNUAL MEETING IS INCLUDED WITH THIS PROXY STATEMENT AND WE ARE NOT NOW SOLICITING A PROXY; A PROXY CARD MAY BE PROVIDED BY MMI INVESTMENTS AFTER SIMPSON NOTIFIES STOCKHOLDERS OF THE RECORD DATE AND MATTERS TO BE VOTED UPON AT THE 2000 ANNUAL MEETING OR AT AN EARLIER DATE IF MMI INVESTMENTS DEEMS IT APPROPRIATE. ANY PROXY CARD DISTRIBUTED BY MMI INVESTMENTS WILL BE ACCOMPANIED OR PRECEDED BY A REVISED PROXY STATEMENT SETTING FORTH THE DATE, TIME AND LOCATION OF THE 2000 ANNUAL MEETING AS ANNOUNCED BY SIMPSON.

         We also intend to submit the Shareholder Value Proposal and any other proposals or nominations to Simpson in accordance with its Bylaws. Such Bylaws require submission of such materials no sooner than January 21 and no later than February 20, 2000, subject to change in the event the annual meeting date is accelerated or delayed from its timing of last year by more than 30 days.

         Copies of this Proxy Statement will be furnished from time to time to holders of shares of Common Stock with whom we communicate directly in person and/or by telephone in connection with the matters described herein. We will furnish this Proxy Statement, upon request, to any other Simpson shareholder without charge.

         If you wish to communicate with us concerning Simpson and the matters discussed in this Proxy Statement, executives of MCM Management, LLC ("MCM Management"), the general partner of MMI Investments, can be reached at
(212) 586-4333.

         MMI Investments is the beneficial owner of 700,000 shares of Common Stock. See Schedule II attached to this Proxy Statement for more information.

         As of the date of this Proxy Statement, Simpson has not announced the date, time or place of the 2000 Annual Meeting or fixed the date for the determination of shareholders of record entitled to vote at the 2000 Annual Meeting. The By-laws of Simpson state that its Annual Meeting of Shareholders will be held in the fourth month of Simpson's fiscal year, April, on a date specified by the Board.

         It is expected that this Proxy Statement will first be furnished to Simpson shareholders on or about February 25, 2000.

    IMPORTANT: MMI INVESTMENTS IS NOT CURRENTLY ASKING YOU FOR A PROXY
                AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                                   BACKGROUND

         MMI Investments is a private investment firm with investments in publicly traded securities which we believe are substantially undervalued. The portfolio of MMI Investments includes significant investments in approximately 30 public companies at any given time. You will find more information about us and our affiliated companies under "Information about MMI Investments." We have acquired shares of Common Stock of Simpson over time because we believed that the trading prices for the Common Stock have not adequately reflected the potential value of Simpson's underlying operations and assets. We continue to believe that is the case. However, as we have learned more about Simpson and its business strategy, we have become increasingly pessimistic concerning Simpson's ability to realize this potential value as an independent company under current management.

         In May 1999, we began to acquire shares of Simpson's Common Stock because of what we consider to be the large discount to its true value at which the Common Stock was trading. We have continued to invest in Simpson's Common Stock and as a result are now among the Company's largest stockholders. In mid-September 1999, we contacted Simpson's Chief Executive Officer, Roy Parrott, and requested a meeting for later that month or the beginning of October 1999 in an effort to understand Simpson's business strategy. We initiated this meeting in order to discuss management's strategic business plan and views concerning the creation of shareholder value in light of Simpson's severely undervalued market capitalization and the consolidating nature of the automotive parts industry. Such a meeting is a common practice for our investments and is generally welcomed by a company's management as an opportunity to present its strategic plan to one of the company's owners. Rather than the cooperation and responsiveness we had hoped the Simpson management would demonstrate to an owner of 700,000 shares of the Company's Common Stock, we received a request that we wait approximately six weeks for this meeting. While puzzled by management's refusal to yield us one hour of time until early November, we were eager to afford management the opportunity to relate its strategic plan for the creation of shareholder value and agreed to wait and meet with Mr. Parrott on November 2, 1999. One week before we were to meet with management at the Company's offices in Plymouth, Michigan, we received a letter from Mr. Parrott canceling the meeting of November 2nd because: "The other information we [management] have assembled indicates that [MMI Investments] has a history of submitting shareholder proposals for inclusion in companies' proxy materials."

         We were dismayed at management's unwillingness to allay our concerns about Simpson's languishing stock price by demonstrating a reasonable plan for increasing shareholder value. We responded to Simpson the following day, October 26, 1999, in a letter noting the Company's willful disregard for the principles of shareholder democracy and its insinuation that the price of a meeting with management was the surrender of a shareholder's right to participate in the Company's annual meeting. (Please see Appendix A for copies of all written correspondence between MMI Investments and the Simpson management.) We furthermore stated our disappointment that Simpson management pursued a shareholder relations program that shows no interest in meeting with a holder of 700,000 of the shares of the Company's Common Stock. The Company replied with a letter reiterating the cancellation of our November 2nd appointment and suggesting a meeting instead in December. We readily interpreted that suggestion as an attempt to delay our consideration of possible next steps, including the submission of a shareholder proposal, until after the Company-appointed deadline, November 12, 1999, for submission of shareholder proposals for inclusion in Simpson's proxy material for the 2000 annual meeting. We determined that management's repeated efforts to avoid a discussion of the creation of shareholder value meant that it in fact had no plan on that important matter. Therefore, we decided that our active participation in Simpson's annual meeting was necessary for the creation of value for all Simpson shareholders. On November 2, 1999, we submitted a shareholder proposal urging the sale of the Company. Accompanying the proposal was a letter accepting Mr. Parrott's proposed meeting in December. Simpson management has refused to include our Shareholder Value Proposal. Furthermore,

Mr. Parrott has officially retracted his offer of a meeting in December and stated that he "[does] not believe that a meeting would be constructive or worthwhile for either party." We believe Mr. Parrott is wrong; a meeting with an owner of 700,000 shares of Common Stock of the company for which he works is, we believe, WELL WORTH his time, particularly if Mr. Parrott has a plan to articulate.

         Based on management's evasive tactics and apparent inability or unwillingness to meet what we believe to be the most basic responsibilities of the management of a public company, we are extremely concerned about Simpson's direction. We are especially disappointed by management's refusal to meet with a shareholder whose stock ownership is nearly twice that of the combined nine members of the Company's board of directors and the five highest paid executives (excluding unexercised employee or director stock options). These thirteen Simpson insiders, in spite of their more than 150 years of combined service with the Company, own less than 3% of its stock. We believe the level of their stock ownership explains their lack of commitment to the creation of value for the true owners of the Company. See Schedule I and Schedule II for MMI's and management's stock ownership.

         We believe that there are compelling reasons why Simpson's Board should consider the sale of Simpson now. We do not believe current management fully appreciates those reasons. It is because we believe that Simpson's shareholders, the true owners of the company, should have a voice in such a fundamentally important decision that we submitted to Simpson the Shareholder Value Proposal. In our submission, we asked Simpson to include our Shareholder Value Proposal in its proxy materials for the 2000 Annual Meeting. In the course of our correspondence concerning this request, we even stated our willingness to pay the extra printing and mailing costs associated with the inclusion of the brief additional materials in Simpson's proxy statement. In spite of this, management has thus far denied our request. Once again, please refer to Appendix A for copies of all written correspondence between MMI Investments and the Simpson management.

         WE BELIEVE STRONGLY IN THE IMPORTANCE OF OUR PROPOSAL AND LACK CONFIDENCE IN MANAGEMENT'S ABILITY TO INCREASE SHAREHOLDER VALUE UNDER EVOLVING INDUSTRY CONDITIONS, LET ALONE ADDRESS THE CONCERNS OF SIMPSON STOCKHOLDERS. Therefore, we filed this Proxy Statement in order to communicate with other shareholders of Simpson. More importantly, however, this action allows all shareholders an opportunity to express their views concerning their Company's future.

                         OUR SHAREHOLDER VALUE PROPOSAL

         We intend to present the following proposal at the 2000 Annual Meeting:

                  RESOLVED, that the shareholders of Simpson Industries, Inc. (the "Company") request that the Board of Directors seek the sale of the Company to a third party through a competitive auction process to be conducted by a recognized investment banking firm.

         Consistent with state law and the proxy rules, this proposal is merely a recommendation to the Board and its passage cannot compel action. However, a substantial shareholder vote in favor should, in our opinion, be regarded as a persuasive instruction to the Board to conduct an auction of the Company.

         MMI INVESTMENTS IS NOT CURRENTLY ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY AT THIS TIME. WE DO ENCOURAGE YOU, HOWEVER, TO MAKE YOUR VIEWS ON THIS IMPORTANT MATTER KNOWN TO SIMPSON'S SENIOR MANAGEMENT AND ITS BOARD OF DIRECTORS. WRITE OR CALL THEM AND REMIND THEM THAT THEY WORK FOR YOU.

                   REASONS FOR THE SHAREHOLDER VALUE PROPOSAL

         To understand why we intend to present the Shareholder Value Proposal at the 2000 Annual Meeting, consider the following:

SIMPSON'S INADEQUATE RETURN TO SHAREHOLDERS

         As previously noted, during the longest bull market of the century, Simpson has for long periods delivered NEGATIVE returns on shareholders' investments. The market price of the Common Stock on November 30, 1999 (the day prior to the date we first filed this Proxy Statement) closed at $10.53, a 32.8% decline from its peak within the last six years, $15.67 in early
1994. During the same period, the S&P 500 increased more than 196%. HAD SIMPSON MATCHED THE RETURN OF THE S&P 500 OVER THAT SAME PERIOD, SIMPSON'S SHARES WOULD BE WORTH OVER $46 PER SHARE TODAY.

         The following graph, which compares the percentage change in the cumulative total returns of the Common Stock of Simpson, the Standard & Poor's 500 Index and the Standard & Poor's Manufacturing (diversified industries) Index ("S&P MAND") for the period beginning on December 31, 1993 through November 30, 1999, illustrates the point. Consider Simpson's poor stock price performance for yourself.

                      STOCK PERFORMANCE SINCE DECEMBER 1993
         Cumulative Total Return Based on Initial Investment of $100 on
                               December 31, 1993,
                     Assuming Reinvestment of Any Dividends

[Graph]




                    12/31/93     12/31/94     12/31/95     12/31/96     12/31/97      12/31/98     11/30/99
                    --------     --------     --------     --------     --------      --------     --------
Simpson             $   100      $    68      $    69      $    87      $    97       $     83      $   93
S&P 500                 100          101          139          170          227            291         333
S&P MAND                100          103          145          194          266            326         368

         An investment in Simpson does not fare much better when compared with indices more specific to Simpson's market position. In fact, the following performance graph based upon Simpson's own 1999 Proxy Statement shows that an investment in Simpson DECLINED in value 17.3% (through December 31, 1998), while the Russell 2000 INCREASED 75.17% and an Industry Index (defined below) INCREASED 52.04%.

         The following graph compares the cumulative, five-year shareholder return, on an indexed basis, of the Company's Common Stock with the Russell 2000 Index and an industry index of publicly-traded companies operating primarily in Standard Industrial Classification 371 ("Industry Index"). The Russell 2000 Index is comprised of companies with a market capitalization similar to that of the Company. Simpson stated in its Proxy Statement that it selected the Industry Index because the companies included therein are engaged in the manufacturing of motor vehicles and related parts, accessories and equipment, and pay dividends.

                Comparison of Five Year Cumulative Total Return*
                         Among Simpson Industries, Inc.,
                     Russell 2000 Index, and Industry Index

[Graph]




                              12/31/93       12/31/94       12/31/95       12/31/96       12/31/97      12/31/98
                              --------       --------       --------       --------       --------      --------
Simpson                      $  100.00      $   67.82      $   68.73      $   86.59      $   96.90     $   82.70
Russell 2000                    100.00          98.18         126.10         146.90         179.75        175.17
Industry Index                  100.00          91.15         108.44         131.07         149.63        152.04

-------------
* Assumes that the value of an investment in the Company's Common Stock and each index was $100 on December 31, 1993 and that all dividends were reinvested.

         Should shareholders of Simpson continue to be patient with these below-market returns? We believe not. Management may counsel patience, citing the weak market for small cap value stocks and the recession that exists in key automotive markets (e.g., Brazil and certain European markets). In our view, these issues are insignificant and only mask the real issue affecting the value of Simpson and the returns to its shareholders, namely the fundamental changes affecting the vehicle parts industry globally that are increasingly beyond the capacity of a small, independent company like Simpson to address or remedy. We urge you not to be fooled -- the future of your investment may depend upon it.

CHANGES IN THE GLOBAL MARKETPLACE

         The automobile and vehicle parts industries have undergone dramatic transformations in the 1990s. Both industries have experienced mass consolidation which, in our opinion, has thus far increased and will continue to exacerbate the pricing pressures being experienced by small companies like Simpson. We are not alone in this view. A November 11, 1999 article in THE WALL STREET JOURNAL entitled "As Auto-Parts Markers fight for Profits, `Correction' is Taking Place in Industry" reports: "A consulting group's analysis of the financial statements of publicly traded automotive-components makers underscores the pressures of the industry's restructuring" and that "the industry has high fixed costs, rising research and development outlays, demands from auto makers to assume warranty costs and to deliver annual price reductions, and high investment requirements." The consulting group's analysis referred to in that article indicated that:

         [T]he number of companies with revenue between $500 and $1 billion substantially decreased between 1997 and 1998. Regardless of their performance, companies in and around this category are under increasing pressure to grow. . . . Clearly, this is not a time for complacency.

         We believe Simpson's results of operation have already been impacted by these pricing pressures. For instance, the Company's gross margin is below industry averages (10.4% vs. 20.2% for the industry over the twelve months ending October 1999). We believe that pricing pressure is particularly evident in a lag in gross margin due to the lack of purchasing power and the high capital cost of automation that plague smaller producers. Simpson is not alone; we believe the entire vehicle parts supplier industry will face severe challenges in the near future. However, we believe that Simpson is not positioned to face these challenges. Consider the following:

         Since the fourth quarter of 1998, the automobile industry has seen the merger of Daimler Benz and Chrysler, Ford's acquisition of Volvo and the investment by Renault in Nissan. One common theme present in all of these transactions has been the expectation that the larger combined companies will benefit immediately from cost savings. The single largest component of this cost savings is expected to be savings on purchasing from vehicle parts suppliers. We believe, as do other analysts, that larger companies such as these will be successful in leveraging their purchasing power by demanding and receiving price concessions from their suppliers as a result of the following factors:

        - By comparing price sheets from the vast supply base of a combined purchasing department, manufacturers will be able to identify easily where pricing discrepancies exists.

        - Suppliers will be unable to resist these cost reduction requests. In most cases, automobile manufacturers have plenty of alternate sources for parts. As long as someone is willing to provide products at a lower price, manufacturers will be successful in gaining price concessions.

        - Requesting price concessions from suppliers also protects the manufacturers from any internal struggles. Cost savings through layoffs and/or plant closures create additional costs up-front and can produce negative goodwill throughout the workforce. Going after suppliers generates rapid cost reductions with no negative impact on the new entity.

         In our opinion, suppliers like Simpson have had and will continue to have no choice but to grant the requested price concessions. In an industry with high capital costs, suppliers tend to fight for increased market share even if additional market share comes at the expense of gross margins. Therefore, if a company like Simpson is unwilling to make price concessions, somebody else will, leaving the company to spread high capital costs over fewer sales.

         Simply put, the automobile industry consolidation does not bode well for companies like Simpson. DaimlerChrysler's purchasing cost savings are estimated to be $533 million in 1999 alone. For Renault/Nissan, the purchasing cost savings are expected to be $491 million for calendar year 2000. On an overall basis, it has been estimated that the calendar year 2000 cost savings that the three recently consolidated manufacturers (DaimlerChrysler, Renault/Nissan and Ford/Volvo) are looking for is $1.5 billion from direct purchasing reductions. These reductions, if not offset by cost reductions or other savings at the supplier level, could reduce overall estimated supplier industry margins by 5.4%. And this projection merely reflects the effect on the parts industry of the cost savings projected by the three consolidated automobile manufacturers. In order to remain competitive with those three manufacturers, we believe that other automobile manufacturers will be forced to seek price reductions from their suppliers, thereby further exacerbating already existing pricing pressures.

         But the story of independent, small vehicle parts makers like Simpson is, we believe, not merely a tale of greater pricing pressures but also of lost opportunities. For instance, manufacturers in the automotive industry are increasingly looking for suppliers capable of developing and testing larger and more complex systems. This trend presents a unique opportunity for suppliers with a broad range of product and process technologies and expertise in logistics and project management. As a reward for those suppliers capable of taking responsibility for more complex subassemblies, manufacturers are developing closer long-term supply relationships. In addition, suppliers demonstrating the core competencies to handle added product development and testing are also being offered the opportunity of extra volume.

         In order to meet the added demands of manufacturers, suppliers are required to undertake heavy investment to acquire and develop expanded system capabilities, raising the costs and risks of participation in order to take advantage of the available opportunities. In our opinion, despite Simpson's professed interest in participating in this trend, as evidenced by its statements in its 1998 Annual Report to Shareholders, Simpson, unfortunately, is not in a position to take advantage of such opportunities. We believe that Simpson lacks the broad product and process technologies, manufacturing capacity and financial strength either to develop complex subassemblies itself or to acquire a company of a sufficient size and with sufficient capabilities. As a result, we believe Simpson and companies like it may be excluded from the opportunities arising from the changing relationship between manufacturers and suppliers.

         These trends have had a dramatic effect on the vehicle parts industry. In 1990 there were more than 3,000 tier-one companies in business. Six years later, the number was down to 1,500 and some estimates indicate that the number will further decrease to approximately 350 by the end of year 2000. From January 1999 through July 1999, an estimated 67 transactions involving parts suppliers have already been announced. This shows that suppliers seeking to compete more efficiently in a changing marketplace are seeking strategic acquisitions to help accomplish their goals.

         Without a viable strategy to address the challenges facing smaller suppliers in the automotive parts industry, Simpson will, we believe, continue to be confronted with fierce competition from companies with far superior cost structures that can effectively compete in an environment of intense cost pressures, lower margin businesses and significant capital requirements. Our fear is that Simpson, as an independent company with its current position in the industry and no real prospects for growth, is not equipped to handle that competition. The end result, we believe, will be the deterioration of Simpson's core businesses at the expense of its shareholders.

SIMPSON'S LACK OF A GROWTH STRATEGY

         In the face of these challenges, management has not, in our opinion, offered a viable strategy to increase Simpson's market share through external growth. While operating personnel have managed to produce some internal growth, in our view, Simpson corporate management clearly has not demonstrated the capabilities or business strategy necessary to gain market share, improve operating efficiency or broaden product lines through an acquisition program. In so doing, Simpson corporate management has essentially stifled the growth of the Company's value in the public marketplace.

         It appears to us that Simpson is unwilling or unable to pursue strategic acquisitions in response to these challenges. The Company has not completed a significant acquisition since it acquired Cummins Engine Vibration Attenuation business (the "Cummins Acquisition") in June of 1997 at an aggregate purchase price of approximately $76 million. The Company's only other acquisition since then, the acquisition of Stahl International, Inc. in April 1998 for $3.7 million, was, in our view, an insignificant transaction. We believe that the Cummins Acquisition itself demonstrates a lack of Simpson corporate management's ability to execute an effective acquisition program. The Cummins Engine Vibration Attenuation business experienced margin deterioration in the 18 months prior to the acquisition, causing the purchase multiple to actually TREND UPWARDS on a trailing basis, from 8.6 times 1996 earnings before interest and taxes ("EBIT") to 9.2 times annualized EBIT for the first six months of 1997. Overpaying for a small business headed in the wrong direction is, in our opinion, a poor way to pursue an acquisition program.

         We believe that Simpson's lack of strategic acquisitions over the past two years has weakened Simpson's competitive position and significantly hindered its ability to achieve economies of scale, thereby impairing value for shareholders. Since the Cummins Acquisition, which was itself an unusual activity for the Company, Simpson has not demonstrated an interest, let alone the ability, to improve its position as a market leader through acquisitions. Why is that? We believe it is for three reasons:

        - SIMPSON HAS NO ACQUISITION OR GROWTH TRACK RECORD which would identify it in any way to the market as a legitimate potential acquiror.

        - SIMPSON HAS LEFT ITSELF WITH NO CURRENCY FOR ACQUISITIONS. Due to the already apparent strain on its margins and the effect of such strain on Simpson's operating results generally, Simpson would almost certainly have significant difficulty sustaining the leverage burden of large debt-financed acquisitions. Furthermore, due to its poor stock price performance, Simpson could not finance a transaction through the issuance of more equity without substantially diluting current ownership and further hurting its operating results.

        - SIMPSON HAS A HISTORY OF COMPLACENT MANAGEMENT, avoiding leverage and significant structural changes in the business. In our opinion, such a management approach has led, and will continue to lead, to the stagnation or, worse yet, the decline of Simpson's market value, given the demands of the changing global marketplace. A strategic acquisition to improve Simpson's position requires a degree of ambition that we believe this Board has failed to demonstrate and is unlikely to assume.

THERE IS A SOLUTION

         We believe the best course of action is for the Board to seek the sale of the Company to a third party thereby maximizing value for all Simpson shareholders. Through such a sale, a strategic acquiror could benefit from Simpson's product and process technologies in taking advantage of the opportunities, and in meeting the challenges, presented by industry trends. While we do not believe that Simpson is properly equipped to compete as an independent company, we believe that Simpson's operations are extremely attractive to strategic acquirors, and that the price an acquiror will pay for those operations will far exceed Simpson's value in the marketplace during the foreseeable future. Furthermore, we believe that several factors are aligned to make this the ideal time to pursue a sale of the Company.

        - SIMPSON'S RECENT INTERNAL TOP-LINE GROWTH demonstrates the strength of the sales force and operating personnel that are actually running the Company on a day-to-day basis, as compared to the weakness of the Board and top officers who are determining the Company's strategic direction. This operational performance ought to be capitalized upon, especially in a record-year such as this has been.

        - THE CURRENT HIGH-WATER-MARK OF AUTO INDUSTRY SALES are not generally projected to continue at this fever pitch. That means earnings are at their peak and will likely remain the same if not decline in the near future. In view of that, and given the fact that transaction values are based on multiples of earnings, auto parts manufacturers that sell now are likely to achieve more favorable transaction values than if they sell later.

        - THE CURRENT DISLOCATION IN THE MARKET VALUES OF AUTO PARTS MANUFACTURERS has, in our opinion, made the sector ripe for another wave of consolidation. As such, by sitting still now Simpson runs the risk of being even more isolated and consequently, under even more price-pressure as more of its peer group is consolidated into larger competitors.

         THE CONSOLIDATION IN THE SUPPLIER INDUSTRY WILL NOT LAST FOREVER. NOW IS THE TIME FOR THE BOARD TO ACT, BEFORE IT IS TOO LATE.

         Simpson shareholders have suffered with negative returns for too long. In our view, the best way for shareholders to obtain the full value of their shareholdings is for the board of directors to retain a recognized investment banking firm and to charge such firm with the responsibility of objectively determining the value of Simpson's businesses and then conducting a competitive auction process. Our experience has shown us that such an approach is likely to yield a material increase in value to shareholders.

         IF YOU SHARE OUR VIEWS, WE URGE YOU TO SUPPORT OUR SHAREHOLDER VALUE PROPOSAL. VOICE YOUR SUPPORT BY EITHER WRITING, CALLING OR FAXING SIMPSON'S CHAIRMAN AND CEO, ROY E. PARROTT, AND THE OTHER MEMBERS OF SIMPSON'S BOARD OF DIRECTORS. SIMPSON'S ADDRESS IS 47603 HALYARD DRIVE, PLYMOUTH, MICHIGAN 48170-2429, ITS TELEPHONE NUMBER IS (734) 207-6200 AND ITS FAX NUMBER IS
(734) 207-6500. LET THEM KNOW THAT YOU WANT THEM TO TAKE ACTION TO ENHANCE THE VALUE OF YOUR INVESTMENT IN SIMPSON. WE ARE NOT SOLICITING PROXIES AT THIS TIME. PLEASE DO NOT SEND A PROXY AT THIS TIME.

                                VOTING PROCEDURES

         The shares of Common Stock are the only shares of capital stock of Simpson entitled to notice of, and to vote at, the 2000 Annual Meeting. Every holder of shares of Common Stock is entitled to one (1) vote for each Common Share held. In accordance with Simpson's By-laws, at the 2000 Annual Meeting, the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall be required for the purpose of a quorum. For the Shareholder Value Proposal to be adopted at the 2000 Annual Meeting if a quorum is present, it will be necessary that the Shareholder Value Proposal receive more votes favoring the Shareholder Value Proposal than votes are cast opposing the Shareholder Value Proposal.

         Abstentions and broker non-votes are not votes cast and, therefore, will not be counted in determining voting results and will have no effect on the Shareholder Value Proposal, although abstentions and broker non-votes will be counted in the determination of a quorum. Inspectors of election that are appointed by the board of directors or, if no such appointment is made, by the presiding officer of Simpson at the 2000 Annual Meeting, will tabulate the votes cast.

         Only holders of record as of the close of business on the record date (to be set by Simpson) will be entitled to vote. If you are a shareholder of record on the record date, you will retain your voting rights for the 2000 Annual Meeting even if you sell such shares after the record date. Accordingly, it is important that you vote the shares you own on the record date or grant a proxy to vote such shares, even if you sell such shares after the record date.

         If any of your shares of Common Stock are held in the name of a brokerage firm or bank, only it can vote such shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account concerning the voting of your shares.

         You will not be eligible to vote at the 2000 Annual Meeting for the Shareholder Value Proposal unless you have provided a proxy or are present in person. If you sign and return a proxy and change your mind, you can always revoke the proxy by sending new written instructions, with a later date, or by attending the meeting and voting in person.

         IMPORTANT: MMI INVESTMENTS IS NOT CURRENTLY ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                             SOLICITATION OF PROXIES

         In connection with our solicitation of proxies for use at the 2000 Annual Meeting, such proxies may be solicited by mail, courier service, advertisement, telephone, telecopier or other electronic means, and in person. Solicitations may be made by our partners, managers, officers and other employees, none of whom will receive additional compensation for such solicitations. We may request banks, brokerage firms, and other custodians, nominees, and fiduciaries to forward all of the solicitation materials to the beneficial owners of the shares they hold of record. We will reimburse these record holders for customary clerical and mailing expenses incurred by them in forwarding these materials to their customers.

         We have retained D.F. King & Co., Inc. ("D.F. King") for solicitation and advisory services in connection with the solicitation of proxies at an estimated fee of $[ ], together with reimbursement for its reasonable out-of-pocket expenses. We have also agreed to indemnify D.F. King against certain liabilities and expenses, including liabilities and expenses under the federal securities laws. D.F. King has informed us that it would employ up to approximately [ ] persons to solicit proxies for use at the 2000 Annual Meeting.

         We will pay all expenses associated with any solicitation of proxies by us in connection with the 2000 Annual Meeting. We do not intend to seek reimbursement for such expenses from Simpson or any other party or parties. We estimate that the costs incidental to our solicitation of proxies, including expenditures for advertising, printing, postage, legal and related expenses would be approximately $[ ]. Total costs incurred to the date of this Proxy Statement by us have been approximately $[ ].

                        CERTAIN INFORMATION ABOUT SIMPSON

         Simpson is a Michigan corporation with its principal executive office located at 47603 Halyard Drive, Plymouth Michigan 48170-2429. The telephone number of Simpson is (734) 207-6200.

         Simpson is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the SEC. Reports, registration statements, proxy statements, and other information filed by Simpson with the SEC can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices, Judiciary Plaza, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Room 1024, 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Documents filed electronically by Simpson are also available at the SEC's Web site (http://www.sec.gov).

         Schedule II sets forth certain information obtained from documents filed with the SEC with respect to Simpson concerning the ownership of shares of Common Stock by directors and executive officers of Simpson and by other persons who own more than five percent of the outstanding shares of Common Stock.

                SHAREHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

         Simpson's Notice of Annual Meeting and Proxy Statement relating to its 1999 Annual Meeting of Shareholders indicates that any shareholder proposal to be considered for inclusion in the proxy statement to be distributed by Simpson in connection with the 2000 Annual Meeting must have been received by Simpson not later than November 12, 1999.

                        INFORMATION ABOUT MMI INVESTMENTS

         MMI Investments is a Delaware limited partnership formed for the purpose of investing in publicly traded securities that we believe are substantially undervalued. MCM Management, LLC ("MCM"), a Delaware limited liability company, is our general partner and its principal business is managing investments in publicly traded securities and in private companies. Millbrook Capital Management, Inc., a New York corporation ("Millbrook") and the manager of MMI, provides management services to MMI Investments. Millbrook is also the manager of MMI Investments, L.L.C. ("MMI LLC"), a Delaware limited liability company that invests in publicly traded securities. The address for each of MMI Investments, MCM Management, Millbrook and MMI LLC is RR1, Box 167D, Wing Road, Millbrook, New York 12545.

         If you wish to communicate with MMI Investments concerning Simpson and the matters discussed in this Proxy Statement, executives of MCM Management can be reached at 212.586.4333. Set forth in Schedule I hereto is certain information relating to (i) the beneficial ownership of securities of Simpson by MMI Investments and certain persons affiliated with MMI Investments and (ii) certain transactions in such securities by such persons.

         The following persons may communicate with shareholders of Simpson in the manner contemplated by this Proxy Statement on behalf of MMI
Investments: John S. Dyson, Clay B. Lifflander, Alan Rivera and Jerome Lande. The principal business address of each such person is RR1, Box 167D, Wing Road, Millbrook, New York 12545. Each such person's employment by Millbrook represents such person's principal occupation or employment.

         MMI LLC has conducted two previous proxy solicitations in an attempt to increase shareholder value, in 1997 for The Eastern Company and in 1998 for Excel Industries, Inc. In each instance, the company's stock price appreciated significantly after management pursued actions or events that were consistent with the views expressed by MMI LLC in its solicitation.

         There can be no assurance as to what the result of the current Shareholder Value Proposal for Simpson will be.

                             ADDITIONAL INFORMATION

         MMI Investments assumes no responsibility for the accuracy or completeness of any information contained herein which is based on, or incorporated by reference to, filings of Simpson with the SEC.

         Questions, or requests for additional copies of this Proxy Statement, should be directed to:

                              D.F. KING & CO., INC.
                                 77 WATER STREET
                               NEW YORK, NY 10005

                                 CALL TOLL FREE:
                                 1-888-242-8149

                                   SCHEDULE I

       COMMON SHARES BENEFICIALLY OWNED BY MMI INVESTMENTS II-A, L.P. AND
                      MCM MANAGEMENT, LLC AND OTHER PERSONS



                                   SCHEDULE OF
                PURCHASES OF COMMON STOCK OF THE SIMPSON COMPANY
                          BY MMI INVESTMENTS II-A, L.P.


DATE                                              NO. OF SHARES                  PRICE PER SHARE
----                                              -------------                  ---------------
5/18/99                                                1,000                           9.75
6/22/99                                                1,000                          10.03
7/29/99                                                1,000                          12.06
7/30/99                                               10,000                          11.94
8/3/99                                                 6,600                          11.92
8/4/99                                                10,000                          11.94
8/5/99                                                 7,600                          11.92
8/6/99                                                 5,000                          11.81
8/9/99                                                 5,000                          11.69
8/10/99                                               18,000                          11.77
8/11/99                                                1,000                          11.94
8/12/99                                               10,000                          11.88
8/13/99                                               10,000                          11.81
8/16/99                                                5,000                          11.65
8/17/99                                               11,000                          11.75
8/18/99                                               12,000                          11.82
8/19/99                                              105,000                          11.95
8/20/99                                                5,000                          12.25
8/23/99                                                2,000                          12.25
8/24/99                                                3,000                          12.25
8/25/99                                                3,500                          12.41
8/26/99                                               11,000                          12.42
8/27/99                                                8,500                          12.39
8/30/99                                               32,000                          12.44
8/31/99                                               21,000                          12.44
9/1/99                                                20,000                          12.44
9/9/99                                                 1,500                          12.06
9/13/99                                               75,000                          12.13
9/17/99                                                5,000                          11.94
9/20/99                                               63,000                          12.00
9/20/99                                                5,000                          11.94
9/21/99                                                1,000                          11.50
9/22/99                                                3,000                          11.25
9/23/99                                               16,600                          11.25
9/24/99                                                5,000                          11.88
10/4/99                                               10,000                          11.63
10/6/99                                                5,200                          11.19
10/7/99                                                6,000                          11.31
10/13/99                                               3,600                          10.90
10/14/99                                              10,000                          10.88


DATE                                              NO. OF SHARES                  PRICE PER SHARE
----                                              -------------                  ---------------

10/15/99                                              40,300                          11.05
10/18/99                                              35,000                          10.93
10/21/99                                               5,000                          10.19
10/22/99                                              17,400                          10.45
10/25/99                                               7,500                           9.81
10/26/99                                              29,300                          10.15
10/28/99                                               3,300                          10.25
10/29/99                                              12,000                          10.46
11/1/99                                               11,300                          10.36
11/2/99                                                3,800                          10.59
                                                   ---------
                                                     700,000


         Based on 18,008,728 shares of Common Stock outstanding as of October 31, 1999 (as reported in Simpson's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999), the 700,000 shares of Common Stock owned by MMI Investments represents 3.9% of the outstanding Common Stock.

         By virtue of being the general partner of MMI Investments, MCM Management may be deemed to be the beneficial owner of the 700,000 shares of Common Stock of Simpson owned by MMI Investments. Except for the shares of Common Stock owned by MMI Investments, none of MCM Management, Millbrook, John S. Dyson, Clay B. Lifflander, Alan Rivera or Jerome Lande beneficially own any Common Stock of Simpson.

         In connection with the above-referenced transactions, MMI Investments used (i) available cash and (ii) the proceeds of approximately $6.1 million principal amount of margin loans to make these purchases. These margin loans were obtained from one broker under customary terms and conditions. Approximately [$ ] principal amount of such margin loans remain outstanding as of the date of this Proxy Statement.

                                   SCHEDULE II

                  BENEFICIAL OWNERSHIP OF SIMPSON COMMON SHARES


         The following information is derived from publicly available information on file with the SEC, and sets forth (i) the number of shares of Common Stock beneficially owned, as of March 1, 1999, by the directors and executive officers of Simpson Industries, Inc., as reported in Simpson's 1999 Proxy Statement, and (ii) the number of shares of Common Stock beneficially owned by persons known to MMI Investments to beneficially own 5% or more of the outstanding shares of Common Stock:


                                                                           NUMBER OF SHARES               PERCENT
                 NAME OF BENEFICIAL OWNER                                BENEFICIALLY OWNED(1)            OF CLASS
                 ------------------------                                ---------------------            ---------
Dimensional Fund Advisors, Inc....................................            1,188,625 shares (2)           6.5%
    1299 Ocean Avenue
    Santa Monica, CA  90401
Roy E. Parrott ...................................................              194,037                      1.1
Walter J. Kirchberger ............................................               90,432                      0.5
F. Lee Weaver ....................................................               84,420(3)                   0.5
James A. Hug .....................................................               71,438                      0.4
George G. Gilbert ................................................               66,146                      0.4
Frank K. Zinn ....................................................               59,061(4)                   0.3
Robert W. Navarre ................................................               31,562                      0.2
George R. Kempton ................................................               30,813(5)                   0.2
Vinod M. Khilnani ................................................               24,669                      0.1
James B. Painter .................................................               22,707                      0.1
George A. Thomas .................................................               19,898(6)                   0.1
Ronald L. Roudebush ..............................................               19,000                      0.1
Jeoffrey A. Burris ...............................................               17,361                      0.1
Susan F. Haka ....................................................                7,020                     --.--
Michael E. Batten.................................................                7,000                     --.--
All present directors and executive
  officers........................................................              743,564 shares               4.0%

-------

(1) Includes shares beneficially held for certain executive officers and directors under the Simpson Industries, Inc. Savings Plan and also includes 296,924 shares of Common Stock certain executive officers and directors may acquire within 60 days after March 1, 1999 pursuant to the exercise of stock options under the Company's long-term incentive plans.
(2) Sole voting power - 1,188,625 shares (6.5%); sole investment power - 1,188,625 shares (6.5%); as reported in the Schedule 13G, dated February 11, 1999, received by the Company from Dimensional Fund Advisors, Inc. ("Dimensional"). Dimensional, a registered investment advisor, is deemed to have beneficial ownership of 1,188,625 shares of the Company's common stock as of December 31, 1998, all of which shares are held by certain registered investment companies or certain other investment vehicles. Dimensional serves as investment advisor or manager to all such investment companies and investment vehicles. Dimensional disclaims beneficial ownership of all such shares.

(3) Includes 55,917 shares owned by Prudence B. Weaver, Mr. Weaver's wife, for her own benefit.

(4) Includes 43,311 shares owned jointly by Mr. Zinn and Ruth A. Zinn, his wife.

(5) Includes 20,463 shares owned jointly by Mr. Kempton and Joyce H. Kempton, his wife.

(6) Includes 9,898 shares owned jointly by Mr. Thomas and Carolyn C. Thomas, his wife.

------------

         Although MMI Investments does not have any information that would indicate that any information contained in this Schedule II, which has been taken from documents on file with the SEC, is inaccurate or incomplete, MMI Investments assumes no responsibility for the accuracy or completeness of such information.

                                   APPENDIX A

                                   [MCM LOGO]

                        MILLBROOK CAPITAL MANAGEMENT INC.


September 28, 1999


Mr. Roy E. Parrott
Chairman and Chief Executive Officer
Simpson Industries Inc.
47603 Halyard Drive
Plymouth, MI 48170


Dear Mr. Parrott:

         It was a pleasure speaking with you last Friday, the 24th of September. As you are aware, it is our wish, as a significant shareholder of Simpson Industries Inc. (the "Company"), to meet with you in order to discuss management's strategic plan for the growth of the Company and the realization of greater shareholder value.

         We are sorry to hear that your schedule precludes meeting before November. However, we are delighted to accept your invitation to meet during the first week of November at your offices in Plymouth. We propose to meet Tuesday, November 2nd at 11 AM. Attending on behalf of MCM Management LLC ("MCM"), the manager of MMI Investments II-A, L.P. and holder of 500,300 shares of the Company in "street name," will be MCM's President, Clay Lifflander, and myself.

         We greatly look forward to this opportunity to introduce ourselves and to hear management's perspectives on the growth and improvement of the Company's performance. We understand the strain placed on your schedule by the flood conditions in North Carolina, however if you should find that you are able to fit us in sooner, please let us know.

         By way of further introduction I have included with this letter a copy of MCM's brochure. I thank you in advance for your time and look forward to meeting in person.

                                            Sincerely,

                                            /s/ Jerome Lande

                                            Jerome Lande



Enclosure

Carnegie Hall Tower
152 West 57th Street
New York, NY 10019
(212) 586-4333
Fax:  (212) 586-0340

Wing Road
RR 1, Box 167D
Millbrook, NY 12545
(914) 677-8383
Fax:  (914) 677-6186

Simpson Industries, Inc.
47603 Halyard Drive
Plymouth, MI  48170-2429
734/207-6200  Fax:  734/207-6570

October 26, 1999

CONFIDENTIAL

Mr. Jerome Lande
Millbrook Capital Management, Inc.
Carnegie Hall Tower
152 West 57th Street
New York, NY  10019


Dear Mr. Lande,

Thank you for your letter of September 28, 1999 and related introductory materials. A review of these materials, and additional information we have assembled concerning MCM, suggests to us that the purpose of your request to meet with our management may be quite different than we had assumed when we last spoke. While we have a long-standing policy of openness with our shareholders - big and small, institutional and individual - we also have a policy of not meeting with people when their purpose or motivation is unclear. We find ourselves in that position as it relates to MCM.

The MCM brochure that you sent to us touts the expertise of MCM in private equity investments and acquisitions. If your are interested in acquiring Simpson Industries, Inc., we suggest that you present a proposal for consideration by our Board of Directors. We have no interest in meeting with you in advance of any such proposal; and we do not believe, after consultation with our advisors, that such a meeting would be appropriate.

The other information we have assembled indicates that MCM has a history of submitting shareholder proposals for inclusion in companies' proxy materials. If your interest in a meeting is to garner text for the statement supporting a shareholder proposal, as appears to have been the case in other instances, we likewise have no interest in meeting with you. Rather, if you choose to submit a proposalit will be considered by us in the ordinary course, pursuant to applicable proxy regulations.

We regret, therefore, that we must postpone our previously scheduled November 2, 1999 meeting. We will be happy to arrange another date and time once you have clarified your purposes for requesting a meeting and, in that regard, we ask that you clarify your position, in writing, as to whether you intend to submit an acquisition or similar proposal relating to Simpson, and whether you intend to participate in the proxy process relating to Simpson's 2000 Annual Meeting of Shareholders. To be clear, we are always open to constructive and well-meaning suggestions concerning the future of Simpson that are motivated by the best interests of all our shareholders, and we welcomeMCM's submission of any suggestions it may have. We simply require a clear understanding ofMCM's agenda in order to be able to assess whether a meeting is appropriate.

                                            Very truly yours,

                                            /s/Roy E. Parrott

                                            Roy E. Parrott
                                            Chairman and Chief Executive Officer

REP/jag

                                   [MCM LOGO]

                        MILLBROOK CAPITAL MANAGEMENT INC.


October 27, 1999

Mr. Roy E. Parrott
Simpson Industries, Inc.
47603 Halyard Drive
Plymouth, Michigan 48170-2429


Dear Mr. Parrott:

         I am in receipt of your letter to Jerome Lande of October 26, 1999 in which you cancel our appointment for November 2nd, 1999. I cannot express strongly enough our surprise and disappointment at this reaction. Let me attempt to respond to your various concerns as you outlined them in your letter.

         MCM does not now, nor will we in the foreseeable future, have any interest whatsoever in acquiring Simpson Industries, Inc. ("Simpson" or the "Company").

         Regarding your concerns about MCM's participation at the 2000 annual meeting, I am equally confused and concerned. MCM actively manages investments in over 60 public companies and meets with the management of any number of these companies regularly without participating in their proxy process. Clearly any meeting with management is a source of great insight into the operation and strategic plan of a company and its management capabilities (as it would be with Simpson). Yet your refusal to meet if such information were to be used in a shareholder proposal incorrectly presupposes that a) MCM meetings with management typically lead to a shareholder proposal, and b) the submission of ANY shareholder proposal is a hostile act to management. This attitude demonstrates a striking disregard for shareholder democracy and Simpson's public ownership.

         We had assumed that you understand that management has an obligation to the ownership of its company to articulate its business outlook, management philosophy and strategic plan for the continued creation of shareholder value. This is the nature of the management of a public company and is our motivation for the November 2nd meeting. Your request for a forfeiture of our rights as shareholders in exchange for such a meeting is unreasonable and unjustifiable. Your investor relations strategy seems to suggest that you would only like to meet with those investors who are sure to agree with management's perspective. We find this troubling indeed.

         It is our belief that your letter of October 26th and your refusal to meet with us may be the result of poor and premature advice of counsel. You are probably correct if you believe that you are not obligated by law to attend this meeting. You are incorrect if you believe that you are not compelled by the nature of your office to attend this meeting.

         In closing let me say that we are still eager to have the opportunity to meet in person and participate in a frank and honest discussion. We would be pleased to find that you are also interested in such a discussion about the operations and strategy of Simpson. Please inform Jerome Lande no later than close of business tomorrow, October 28, 1999 whether or not you are breaking our appointment to meet at 11am, November 2nd,1999 as we have already gone to considerable time and expense to make the necessary travel arrangements. Please remember that this date was agreed upon after your request that we defer this meeting from our original requested date in early October. As such, further postponement on your part is equivalent to a refusal to meet.

                                            Respectfully,

                                            /s/ Clay Lifflander

                                            Clay Lifflander

Carnegie Hall Tower
152 West 57th Street
New York, NY  10019
(212) 586-4333
Fax:  (212) 586-0340

Wing Road
RR 1, Box 167D
Millbrook, NY  12545
(914) 677-8383
Fax: (914) 677-6186

Simpson Industries, Inc.
47603 Halyard Drive
Plymouth, MI  48170-2429
734/207-6200  Fax:  734/207-6570


October 29 1999


VIA FACSIMILE
212/586-0340


Mr. Clay Lifflander
Millbrook Capital Management, Inc.
Carnegie Hall Tower
152 West 57th Street
New York, NY  10019


Dear Mr. LiffLander:

I have your letter of October 27, 1999, which clarifies your purpose and motivation for requesting a meeting. We now understand that you are not interested in presenting an acquisition proposal, but are principally interested in us articulating our business outlook, philosophy and strategic plans; something we do with our shareholders on a regular basis.

We would suggest a meeting when we are next in New York. In fact, we will be in New York the week of December 6 to meet with analysts and institutional investors. We are currently firming up our plans and would be available to meet with you at your offices on either December 6, 7 or 8. Please advise at your earliest opportunity which of these days is preferable.

                                            Very truly yours,

                                            /s/Roy E. Parrott

                                            Roy E. Parrott
                                            Chairman and Chief Executive Officer


REP/lmc

cc:      Jerome Lande

                                   [MCM LOGO]

                        MILLBROOK CAPITAL MANAGEMENT INC.

November 2, 1999

VIA FEDERAL EXPRESS AND FACSIMILE

Roy E. Parrott
Chairman and Chief Executive officer
Simpson Industries, Inc.
47603 Halyard Drive
Plymouth, Michigan 48170-2429


Dear Mr. Parrott:

         We are very disappointed by your decision to cancel our visit to Simpson Industries, Inc. (the "Company") to discuss the Company's operations and strategic plan for the creation of shareholder value. Your pattern of avoidance now includes two attempts at postponement and one cancellation of your agreement to meet. Therefore, we can only conclude that you do not have a plausible plan for the creation of shareholder value.

         Accordingly, we are extremely concerned about the shareholders' interests. Therefore we are submitting the enclosed shareholder proposal for the creation of greater shareholder value through the sale of the Company.

         On behalf of MMI Investments II-A, L.P. ("MMI Investments"), we hereby notify Simpson Industries, Inc. that MMI Investments intends to present the enclosed shareholder proposal (the "Proposal") at the Company's 2000 annual meeting of shareholders (the "Annual Meeting").

         The Proposal requests that the Board of Directors of the Company seek the prompt sale of the Company to a third party on terms that will maximize shareholder value through a competitive auction process to be conducted by a recognized investment banking firm.

         MMI Investments is the beneficial owner of 700,000 shares of the Company's common stock; 699,000 shares held in "street" name and 1,000 shares held in "record" name. The General Partner of MMI Investments is MCM Management, LLC.

         MMI Investments, as a significant shareholder of the Company, is requesting that the Company include the Proposal in the Company's proxy statement. To that end, the Proposal meets the length and format requirements of SEC Rule 14a-8. Please let us know promptly how the Company wishes to proceed with respect to the Proposal.

         We are still willing to meet in order to hear management's perspective on the future operations and strategic plan of the Company. Please contact us regarding your pre-arranged trip to the East Coast in order that we may secure an appointment. If management does have an attractive plan for value creation for all Simpson shareholders, we would reconsider our position.

                                    Sincerely,


                                    MMI Investments II-A, L.P.

                                    By:  MCM Management, LLC as General Partner

                                    By:  /s/ CLAY B. LIFFLANDER
                                         -------------------------------------
                                             Clay B. Lifflander
                                             Member and President


Enclosure

Carnegie Hall Tower
152 West 57th Street
New York, NY 10019
(212) 586-4333
Fax:  (212) 586-0340

Wing Road
RR 1, Box 167D
Millbrook, NY 12545
(914) 677-8383
Fax:  (914) 677-6186

                             SHAREHOLDER RESOLUTION

         RESOLVED, that the shareholders of Simpson Industries, Inc. (the "Company") request that the Board of Directors seek the sale of the Company to a third party through a competitive auction process to be conducted by a recognized investment banking firm.

                              SUPPORTING STATEMENT

         We believe that the value that can be achieved for the Company's shareholders through the sale of the Company is significantly greater than the value that can be achieved by remaining an independent company under existing management.

         Three reasons dictate the sale of our company:

         SHAREHOLDER RETURNS. During the longest bull market of the century, the Company has for long periods delivered NEGATIVE returns on shareholders' investments. The market price of the common stock on November 1, 1999 (the day prior to this proposal's submission) was $10 5/16, a 34.2% decline from its peak of the last six years. During the same period, the S&P 500 increased 186.1%. Had the Company matched the S&P 500, its shares would be worth over $44 3/4 today.

         COMPANY PERFORMANCE. The Company's performance lags that of its industry group in several areas. For instance, the Company's gross margin is below industry averages (10.4% vs. 20.2% for the industry over the last twelve months.) Furthermore, the Company has not grown its business as fast as its peer group, producing 8.5% revenue growth for the last twelve months, versus 17.9% for the industry. Most successful companies in the auto parts industry have shown that the best way to improve performance is through aggressive growth and the economies of scale which accompany increased size. Despite this, the Company has not completed a significant acquisition within the last two and a half years.

         MARKET POSITION. In our opinion, the Company cannot compete successfully with less than a 1% share of the rapidly consolidating vehicle parts market. Smaller producers in this industry are increasingly squeezed by customers, who bring severe pressure to bear on pricing and margins. As a result, the industry is dominated by larger companies with better performance and greater financial resources.

         We believe that the Company's operations are extremely attractive to strategic acquirers. Furthermore, we believe that given the Company's recent history and the multiples currently being paid for similar companies in this industry, the price an acquirer will pay for these operations will far exceed the Company's value in the marketplace during the foreseeable future. Therefore, a competitive auction for the Company presents an opportunity to maximize shareholder value and protect the future of the Company's businesses.

         Consistent with state law and proxy rules, this proposal is a recommendation to the Board and its passage cannot compel action. However, a substantial shareholder vote in favor of this proposal should be regarded as a mandate to the Board to conduct an auction of the Company. A proxy card returned without voting instructions or marked "abstain" may be counted against this proposal. Do not let this happen.

         SEND A STRONG MESSAGE TO MANAGEMENT AND THE BOARD. PLEASE VOTE "FOR" THIS RESOLUTION.

                            SIMPSON INDUSTRIES, INC.
                               47603 HALYARD DRIVE
                          PLYMOUTH, MICHIGAN 48170-2429
                                 (734) 207-6200

                                November 12, 1999



Mr. Clay B. Lifflander                                      VIA FEDERAL EXPRESS
Millbrook Capital Management Inc.
Carnegie Hall Tower
152 West 57th Street
New York, NY  10019


Dear Mr. Lifflander:

         This will acknowledge receipt of the shareholder proposal of MMI Investments II-A, L.P. and your transmittal letter dated November 2, 1999 requesting that it be included in the Company's proxy statement under SEC Rule 14a-8.

         Based on the information you provided, we have determined that MMI Investments II-A, L.P. did not become a holder of record until October 1999. Accordingly, we are unable to verify that you have met the eligibility requirements for submitting a proposal, including continuously holding securities for at least one year, as required by the Rule.

         If you disagree with our determination, please provide us with the written evidence required under Rule 14a-8(b) within 14 days from your receipt of this notification.

                                            Very truly yours,

                                            SIMPSON INDUSTRIES, INC.


                                            /s/ Frank K. Zinn
                                            Frank K. Zinn
                                            Secretary and General Counsel



cc:  Mr. Roy E. Parrott

                                   [MCM LOGO]

                        MILLBROOK CAPITAL MANAGEMENT INC.

November 15, 1999

Via Federal Express and Facsimile: (734) 207-6570

Mr. Roy E. Parrott
Chairman and Chief Executive Officer
Simpson Industries, Inc.
47603 Halyard Drive
Plymouth, Michigan 481710-2429

Dear Mr. Parrott:

         I am in receipt of a letter from Frank K. Zinn requesting information regarding the ownership by MMI Investments II-A, L.P. ("MMI II") of shares of common stock of Simpson Industries (the "Company" or "Simpson"). MMI II holds 700,000 shares of Simpson, 699,000 in "street" name and 1,000 shares in "record" name. MMI II has owned at least $2,000 in market value of the Company's common stock since May of this year. MMI II intends to continue to hold shares of the Company through the date of the 2000 Annual Meeting of Shareholders.

         Based upon the Company's currently depressed market valuation, the issues affecting the Company's performance, and the rapid consolidation occurring in the vehicle parts supplier industry, we believe that the Company should include MMI II's shareholder proposal in its proxy materials for the 2000 Annual Meeting of Shareholders. It is our opinion that the company is obligated by the principles and responsibilities of public market ownership not to stifle shareholder concerns, especially as they relate to the protection and advancement of the interests of Simpson's owners.

         While Rule 14a-8 under the Securities Exchange Act of 1934 does not REQUIRE the Company to include MMI II's shareholder proposal in its proxy materials, the Company is certainly permitted to do so. Furthermore, MMI II is prepared to pay the reasonable additional costs, if any, associated with printing and distributing the additional text in the Company's proxy materials. If MMI II's shareholder proposal is not included, it will be a result of management's decision to REJECT it.

         As you will recall, in your letter of October 29, 1999 you had offered us a meeting during your upcoming trip to New York City in early December. We accepted your offer in our letter of November 2nd and have kept our schedules flexible on the days you suggested (December 6th-8th) in anticipation of our meeting. We are still awaiting your response regarding a specific time and location for this meeting. We remain eager (as we were for each of our since-cancelled appointments) to participate in a constructive dialogue with management regarding the maximization of value for shareholders. Such a meeting would be essential to us as we decide the extent of our participation in the proxy process.

Carnegie Hall Tower                                   Wing Road
152 West 57th Street                                  RR 1, Box 167D
New York, NY 10019                                    Millbrook, NY 12545
(212) 586-4333                                        (914) 677-8383
Fax: (212) 586-0340                                   Fax: (914) 677-6186

         Please let us know by close of business this Friday, November 19, 1999, your decisions regarding both the inclusion of MMI II's shareholder proposal in the Company's proxy materials and our proposed meeting in New York City in early December. We look forward to your response.

                                     Sincerely,


                                     MMI Investment II-A, L.P.

                                     By: MCM Management, LLC as General Partner


                                     By:  /s/ CLAY B. LIFFLANDER
                                          ------------------------------------
                                          Clay B. Lifflander
                                          Member and President



cc:  Frank K. Zinn, Secretary and General Counsel
     Simpson Industries, Inc.

SIMPSON INDUSTRIES, INC.
Roy E. Parrott, Chairman and Chief Executive Officer
47603 Halyard Drive
Plymouth, Michigan  48170-2429
734/207-6200  Fax:  734/207-6570


November 22, 1999


Mr. Clay B. Lifflander
Millbrook Capital Management, Inc.
Carnegie Hall Tower
152 West 57th Street
New York, NY  10019


Dear Mr. Lifflander:

Thank you for your letter of November 15, 1999 confirming that you have owned Simpson shares for only a few months. We will make a determination very shortly as to whether to include your proposal in our proxy materials and will promptly advise you at that time.

In light of the views and opinions clearly set forth in your shareholder resolution and supporting statement, I believe we clearly understand your position and views of the company. Therefore, since you have taken this position I do not believe that a meeting would be constructive or worthwhile for either party. You may be assured that our Board of Directors is continually engaged with management in examining the Company's performance, philosophy and strategic plans for the best interests of all shareholders.

                                            Very truly yours,


                                            /s/Roy E. Parrott
                                            Roy E. Parrott



REP/kb